Exhibit 10.24


                      JOINT VENTURE COOPERATIVE MEMORANDUM
      BETWEEN CHINA FEDERATION OF INDUSTRIAL ECONOMICS AND ADATOM.COM, INC.

Cooperators:
Party A: China Federation of Industrial Economics (CFIE), P.R.China Party B: Adatom.com, Inc. (Adatom), USA

1. This agreement is established between Party A, China Federation of Industrial Economics (CFIE), No.9, Xihuangchengen Nanjie, Beijing100032, P.
     R. China. CFIE Representative: Lai Guangxian, Director of Commission of Information, and Party B, Adatom.com, Inc. (Adatom), 920 Hillview Court, Suite 190, Milpitas, CA 95035, USA. Adatom Representative: Rich S.Barton, President and CEO of Adatom.com, Inc.

2. CFIE (Party A) and Adatom (Party B) based on mutually beneficiary and friendly discussions agree to establish a joint venture company. This agreement will be in force for thirty years from the date of execution and can be extended by the agreement of both parties.

         2.1 The duration of the corporation is 30 years. The starting date is effective on the day of signing the agreement.

         2.2 Scope of cooperation: Establish an electronic marketplace for a marketing, sales and distribution system between China and the U.S., develop the integrated system for commerce based on the current existing system, to be connected with the U.S. system in both English and Chinese and participate in the technology development in China.


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         2.3  CFIE  (Party  A)  represents  that  there  is  no  restriction  or limitation as to any buyer whom the product may be sold.

3. CFIE (Party A) will be responsible for the establishment and operation of the new company to obtain all the needed permits and certificates and do the necessary work to fulfill the requirement in obtaining the permit; Adatom (Party B) agrees to provide the necessary documents to support this effort.

4.   The interpretation of this agreement will go with the law in China.

5. Any dispute between the two parties should be resolved with friendly discussion. In case the dispute can not be resolved in thirty days, either party can take it to the Beijing International Business Commission to resolve. The dispute should be explained in both English and Chinese and will be applicable to both parties.

7. All the other supplements to this agreement including the business plan will consist as part of this agreement.

8. There will be two versions of this agreement, one in Chinese and one in English. Both versions should have the same legal effectiveness. CFIE (Party A) and Adatom (Party B) will have copies of both versions.

9. Any item not included in the agreement can be added as a supplement with mutual agreement.

10. This agreement constitutes the entire understanding of the parties as to its matter, and supersedes all discussions, negotiations, and agreements, whether written or oral, between the parties with respect to its subject matter. This agreement may not be modified, superseded or terminated, and no provisions may be waived except by written agreement signed by all of the parties.


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If the above meets with your  acceptance and approval,  please sign in the space provided below.
AGREED AND ACCEPTED
Party A
CHINA FEDERATION OF INDUSTRIAL ECONOMICS (CFIE)
Date:



Mr. Lai Guangxian
Director of Commission of Information
No.9, Xihuangchengen Nanjie
Beijing 100032
P.R.China

AGREED AND ACCEPATED
Party B
ADATOM.COM, INC. (Adatom)
Date:

Richard S.Barton
President and CEO
Adatom.Com, Inc.
920 Hillview Court
Suite 190
Milpitas, CA 95035
USA